UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2009

LOUISIANA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7107	93-0609074
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information set forth under the caption “Recent Developments” under “Item 8.01. Other Events” is incorporated herein by reference.

Item 8.01.	Other Events.

Recent Developments

The following information is being provided in this Current Report on Form 8-K to provide updated information with respect to various matters.

Over the past several quarters we have focused intensely on reducing our rate of cash use. In this regard, we have suspended dividends, indefinitely curtailed operations at four OSB mills, taken significant downtime at many other production facilities to manage working capital, and reduced planned capital spending to $20 million-$25 million per year for the next several years. We have also eliminated approximately 200 salaried positions, representing approximately 14% of our salaried workforce, through our “right sizing” initiatives. In addition, we have implemented a salaried wage freeze, reduced certain employee benefits, closed a research and development facility and reduced expenditures for marketing and sales.

Although the amounts and timing of the expected cost savings may vary, we expect the actions described above to reduce our cash consumption in 2009 compared to 2008 as follows:

•	Dividend suspension – $31 million

•	Capital expenditures (including acquisition of joint venture interest) – $135 million-$140 million

•	OSB mill curtailments – $30 million

•	“Right-sizing” and other actions – $40 million-$45 million

As of December 31, 2008, our cash, cash equivalents, short and long term investments and restricted cash totaled approximately $215 million, our long-term debt was approximately $249 million (including current maturities but excluding approximately $253 million of limited recourse notes payable), and we had no short term borrowings outstanding. In November 2008, we received $20 million on our notes receivable from asset sales and paid $20 million on our limited recourse notes payable. In December 2008, we repaid our $125 million Canadian term loan (equivalent to $101 million in US dollars at time of payment) at maturity and also terminated and paid all amounts outstanding under our Canadian demand facility. During the fourth quarter of 2008, we spent approximately $5 million on capital expenditures and paid the final $10 million associated with our acquisition of 75% of a Brazilian OSB facility. We also received tax refunds during the fourth quarter totaling $7 million. In 2009, based upon preliminary calculations, we expect to receive approximately $90 million in tax refunds and make payments of $10 million.

As of the date of this report, we are actively considering other possible measures to enhance our overall liquidity. Such measures include possible financing and refinancing transactions, including the possible issuance of secured or unsecured debt, equity or hybrid securities and/or the entry into one or more credit facilities. In light of recent turmoil in the capital markets, however, there can be no assurance as to whether, when or the terms (including the amount, maturity and pricing of any such securities and /or commitments and borrowings under any such credit facility) upon which any such transactions will be consummated.

As of the date of this report, we were in the process of preparing our financial statements for the quarter and year ended December 31, 2008. Consequently, full financial information for the quarter and fiscal year are not yet available, and the data presented above and below should be viewed as being preliminary and subject to possible change.

We estimate that our revenues for the fourth quarter of 2008 were approximately $250 million, as compared to $377 million of revenues for the fourth quarter of 2007. The fourth quarter of 2008 was characterized by extremely low demand for all of our products. The housing market continued to decline, the market channel experienced numerous site closures and location consolidations, the disruption in the credit markets forced inventory liquidations by our customers, and the overall economic pessimism lowered the sales of our products. In response, we took significant production curtailments across our operations and aggressively implemented our “right-sizing” actions.

Based upon our preliminary results, we expect improvements in the combined operating performance for the segments discussed below:

•

For OSB, we expect to report a decrease in operating losses of more than 40% and a decrease in sales of 40%-45% compared to the fourth quarter of 2007 when operating losses were $54.1 million and sales were $188.8 million. The improvement in operating results is due to a slightly higher average sales price, strengthening of the U.S. dollar, operational curtailments and reduction in the cost of petroleum-based raw materials, primarily resins and wax.

•

For Siding, we expect to report an increase in operating losses of about $7 million and a 15%-20% decline in sales compared to the fourth quarter of 2007, when operating losses were $4.3 million and sales were $91.6 million. This decrease in operating results is primarily driven by a significant decline in sales volumes and an increase in costs associated with significant curtailments taken at various mills during the quarter.

•

For EWP, we expect to report an increase in operating losses of about $10 million and a 35%-40% decline in sales compared to the fourth quarter of 2007 when operating losses were $2.6 million and sales were $71.9 million. This decrease in operating results is primarily attributable to significant declines in sales volumes in both I-Joist and LVL, costs associated with curtailments and start-up costs associated with our LSL mill in Houlton, Maine.

We expect our unallocated costs (primarily corporate level selling, general and administrative expenses) to decline by almost 10% compared to the fourth quarter of 2007, primarily due to cost containment.

For the fourth quarter of 2008, we expect to reduce the carrying value of our auction rate securities by an additional $28 million, although these securities continue to pay interest at the stated interest rates. We also expect to increase our warranty and settlement reserves in the quarter by no more than $20 million and to recognize approximately $9 million in severance costs.

We are in the process of calculating the impact of our defined benefit pension plans on our financial statement as of and for the year ended December 31, 2008. Although the calculations have not been completed, we believe that we will be required to record a material charge to other comprehensive income in the equity section of our balance sheet due principally to the impact of expected losses on assets in the plans. As of the date of this report, we expect our defined benefit plan cash funding requirements for 2009 to be between $3 million and $10 million.

We review our goodwill for impairment annually as of October 1 and between annual test dates in certain circumstances. We completed our annual impairment testing as of October 1, 2008 and did not record any impairment. However, due to a subsequent decline in our market capitalization, we believe it is likely that our analysis as of December 31, 2008 will result in a non-cash impairment charge in an amount that we cannot reasonably estimate until we complete this analysis. As of September 30, 2008, the balance of our goodwill was $278 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Curtis M. Stevens
Chief Financial Officer

Date: January 21, 2009.